Exhibit (h)(15)

CONFIDENTIAL TREATMENT REQUESTED BY PNC GIS

RED FLAG SERVICES AMENDMENT

TO

TRANSFER AGENCY SERVICE AGREEMENT

This Red Flags Services Amendment To Transfer Agency Services Agreement, dated as of June 1, 2009, is being entered into by and between PNC and the Aston Funds. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

Background

PNC, under its former name PFPC Inc., and the Fund entered into the Original Agreement and the Prior Amendments. PNC and the fund now wish to amend the Amended Agreement in accordance with the terms herein.

Terms

In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree to all statements made above and as follows.

1. Modifications to Amended Agreement. The Amended Agreement is hereby amended as follows:

(a) The term “PFPC Inc.” shall be replaced each place it may occur with “PNC Global Investment Servicing (U.S.) Inc.” and the defined term “PFPC” shall be replaced each place it may occur with “PNC”.

(b) The term “Agreement” means “the Original Agreement as amended by the Amendments”.

(c) Section 1 is hereby amended by adding thereto new Sections 1(o), 1(p), 1(q), 1(r) and 1(s) which shall read in their entirety as follows:

(o)	“Original Agreement” means the Transfer Agency Services Agreement made as of April 1, 2000, between PNC, under its former name PFPC Inc., and the Funds.

(p)	“Amendment” and “Amendments” means the amendments, individually or collectively as the context requires, to the Original Agreement listed on Exhibit B hereto, which is incorporated herein by reference.

(q)	“Current Amendment” means the last Amendment listed on Schedule B.

(r)	“Prior Amendments” means all Amendments with the exception of the Current Amendment.

(s)	“Amended Agreement” means the Original Agreement as amended by the Prior Amendments.

CONFIDENTIAL TREATMENT REQUESTED BY PNC GIS

(d) A new Section 25 which reads in its entirety as follows shall be added to the end of the Amended Agreement:

25. Red Flag Services (the “Red Flag Section”).

(a)	PNC agrees to provide the Fund, commencing as of the effective date of the Red Flag Requirements (as defined in the first sentence of Section 25(b) below), with the “Red Flag Services”, which is hereby defined to mean the following services:

(i)	PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flag Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)	“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)	“Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry”).

(D)	“Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E)	“Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F)	“Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(ii)	PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)	PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Holder or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

CONFIDENTIAL TREATMENT REQUESTED BY PNC GIS

(v)	Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b)	The Fund agrees it is responsible for complying with and for determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and Regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”), for determining the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters. This Red Flag Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flag Section. The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time. The Fund shall pay PNC the fee for Red Flag Services as established by PNC from time to time by written notice. Other than the initial fee which shall be payable by the Fund commencing as of the date PNC begins performing the Red Flag Services, the Fund shall be obligated to pay any revised fee commencing thirty (30) days after the Fund’s receipt of such written notice (or a later date designated by PNC in the notice), but in the event the Fund does not agree to a particular revised fee it shall have the right to terminate the Red Flag Services within the 30-day period following the effective date of such revised fee and provided such a termination becomes effective shall not be obligated to pay the revised fee.

(c)	Notwithstanding any other provision of the Agreement:

(i)	PNC shall not be liable for any consequential, special, punitive, exemplary or indirect losses or damages arising in connection with the Red Flag Services, whether or not the likelihood of such losses or damages was known by PNC or its affiliates and whether or not foreseeable to any extent. PNC’s cumulative, aggregate liability to the Fund for any and all losses, claims, suits, controversies, breaches or damages (“claims”) for any cause whatsoever related to the terms of this Red Flag Section and regardless of the form of action or legal theory shall not exceed the greater of (i) $25,000, or (ii) fees received by PNC for the Red Flag Services during the six (6) months immediately prior to the date of the last such claim, up to a maximum of $50,000.

(ii)	In the event of a material breach of this Red Flag Section by PNC, a Fund’s sole and exclusive termination remedy shall be to terminate the Red Flag Services by complying with any notice and cure period provisions in the Agreement applicable to a material breach of the Agreement, but the Fund shall not be entitled to terminate the Agreement. For purposes of clarification: The foregoing provision is not intended to restrict, modify or abrogate any remedy available to a Fund for a breach of the Red Flags Section by PNC other than the termination remedy.

(e)	Section 24(a) is hereby deleted and replaced in its entirety with the following:

(a)	Entire Agreement. The Original Agreement as amended by the Amendments, together with all Exhibits thereto, constitute the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter therein and supersede all prior and

CONFIDENTIAL TREATMENT REQUESTED BY PNC GIS

contemporaneous proposals, agreements, contracts, representations, and understandings, whether oral or written, between the parties with respect to the subject matter thereof; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an amendment to the Agreement shall apply on and after its effective date and shall not have or be given retroactive application); and, provided further, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(f) A new Exhibit B shall be added to the Amended Agreement which reads in its entirety as set forth on the Exhibit B attached to the Current Amendment.

2. Remainder of Amended Agreement. Except as specifically modified by this Current Amendment all terms and conditions of the Amended Agreement shall remain in full force and effect.

3. Governing Law. The governing law of the Amended Agreement shall be the governing law of this Current Amendment.

4. Entire Agreement. This Current Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures: Counterparts. This Current Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Current Amendment or of executed signature pages to this Current Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Current Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Red Flag Services Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.	Aston Funds

By:	By:

Name:	Name:

Title:	Title:

CONFIDENTIAL TREATMENT REQUESTED BY PNC GIS

Exhibit B

Name	Date
Amendment No. 1 To Transfer Agency Services Agreement	6/30/00
Amendment No. 2 To Transfer Agency Services Agreement	11/30/00
Amendment No. 3 To Transfer Agency Services Agreement	9/27/01
Amendment To The Transfer Agency Services Agreement for Wrap Program Services	12/14/01
Amendment No. 4 To Transfer Agency Services Agreement	12/31/01
Amendment No. 5 To Transfer Agency Services Agreement	6/17/02
Anti-Money Laundering And Privacy Amendment	7/24/02
Amendment No. 6 To Transfer Agency Services Agreement	10/18/02
Revised Exhibit A To The Transfer Agency Services Agreement	6/30/03
Customer Identification Services Agreement	10/1/03
Compliance Support Services Agreement	10/21/04
Amendment to the Transfer Agency Services Agreement	3/31/05
Revised Exhibit A To The Transfer Agency Services Agreement	6/28/05
Amendment to the Transfer Agency Services Agreement	12/30/05
Amendment to the Transfer Agency Services Agreement	3/31/06
Form of Section 312 Foreign Financial Institution Amendment	7/1/06
Amended Exhibit 1	10/05/06
Revised Exhibit A To The Transfer Agency Services Agreement	12/28/06
Letter re Termination of the Amendment to the Transfer Agency Services Agreement for Wrap Program Servicing	2/16/07
Amendment to Transfer Agency Services Agreement	3/19/07
Revised Exhibit A To The Transfer Agency Services Agreement	3/29/07
Revised Exhibit A To The Transfer Agency Services Agreement	7/20/07
Revised Exhibit A To The Transfer Agency Services Agreement	11/1/07
Revised Exhibit A To The Transfer Agency Services Agreement	9/25/08
Revised Exhibit A To The Transfer Agency Services Agreement	3/30/09
Red Flags Services Amendment to Transfer Agency Services Agreement	6/1/09